As filed with the Securities and Exchange Commission on February 27, 1997 Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE AEGIS CONSUMER FUNDING GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of incorporation)

22-3008867
(I.R.S. employer identification no.)

525 Washington Blvd.
Jersey City, New Jersey  07310
(201) 418-7300
(Address of principal executive offices) (Zip code)

THE AEGIS CONSUMER FUNDING GROUP, INC.
1994 STOCK OPTION PLAN
AND
THE AEGIS CONSUMER FUNDING GROUP, INC.
1996 STOCK OPTION PLAN
(Full title of the Plan)

Angelo R. Appierto
525 Washington Blvd.
Jersey City, New Jersey  07310
(201) 418-7300
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Gary D. Peiffer, Esq.
525 Washington Blvd.
Jersey City, New Jersey  07310
(201) 418-7300



CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered
Common Stock par value $.01 per share

Amount to be Registered
1,750,000

Proposed Maximum Offering Price Per Share


Proposed Maximum Aggregate Offering Price (1)
$1.3125

Amount of Registration Fee
$696.00

(1) Computed pursuant to Rule 457(c) and (h) under the Securities Act of 1933 (the "Securities Act") on the basis of the average of the high and low sale prices for a share of Common Stock as reported on The Nasdaq National
Market on February 26, 1997.




PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of Form S-8 is currently included in a prospectus dated the date hereof which will be distributed to participants in The Aegis Consumer Funding Group, Inc. 1994 Stock Option Plan and
 The Aegis Consumer Funding Group, Inc. 1996 Stock Option Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Information of Certain Documents By Reference

The following documents filed with the Securities and Exchange
 Commission (the "Commission") by the registrant, The Aegis Consumer Funding Group, Inc., a Delaware corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

 (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

 (2) The Company's Registration Statement on Form 8-A under the
 Exchange Act, filed with the Commission on March 17, 1995, as amended by any amendment or report filed for the purpose of amending such description; and

(3) The Company's Registration Statement on Form SB-2
 (File No. 33-85836).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Angelo R. Appierto, The Aegis Consumer Funding Group, Inc., 525 Washington Blvd., Jersey City, New Jersey 07310 (telephone
(201) 418-7300).

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The indemnification of officers and directors of the Company is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Amended and Restated
Certificate of Incorporation and Amended and Restated By-Laws of the Company. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings
(other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys'
fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whomthe advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Amended and Restated Certificate of Incorporation of the
Company (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated By-Laws of the Company (the "By-Laws"), provide that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all judgments, fines and amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and expenses incurred by such person in connection therewith. The By-Laws further provide that, to the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall, at his request, be paid by the Company in advance of the final disposition of such action or proceeding.

The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate or By-Laws or otherwise.

Pursuant to employment agreements with certain of its executive officers the Company has agreed to indemnify such executive officers
(including their respective heirs, executors and administrators) to the fullest extent permitted by the DGCL against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer may be involved by reason of having been a director or officer of the Company or any subsidiary thereof.

The Company has obtained directors, and officers, liability and company reimbursement insurance which, among other things, provides
$5 million of coverage for (i) payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity as such and (ii) payment on behalf of the Company against such loss but only when the Company shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or by-law provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1 Restated Certificate of Incorporation of the Company, incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-85836).

4.2 Amended and Restated By-Laws of the Company, incorporated by reference to the Company's Registration Statement on
Form SB-2 (File No. 33-85836).

5.  Opinion of Gary D. Peiffer, General Counsel of The Aegis
Consumer Funding Group, Inc.. regarding the legality of the securities being registered.

23.1 Consent of Ernst & Young LLP, independent certified public accountant.

23.2 Consent of Gary D. Peiffer, Esq. to the filing of his opinion (included in Exhibit 5).

24. Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i)and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 27th day of February, 1997.

THE AEGIS CONSUMER FUNDING GROUP, INC.
By: /s/ Angelo R. Appierto
Name:  Angelo R. Appierto
Title:    Chief Executive Officer and Chairman of the Board

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Angelo R. Appierto and Gary D. Peiffer, and each of them (with full power of each of them to act alone), his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated February 27, 1997

/s/ Angelo R. Appierto
----------------------------
Chief Executive Officer and
Chairman of the Board (Principal Executive Officer)

/s/ Gary D. Peiffer
------------------------
Vice Chairman of the Board and General Counsel

/s/ Dina L. Penepent
---------------------------
Executive Vice President, Chief Financial Officer
and Secretary (Principal Financial and Accounting Officer)

/s/ Felice R. Cutler
-------------------------
Director

/s/ Carl Frischling
-------------------------
Director

/s/ Paul Fitzpatrick
-------------------------
Director




EXHIBIT INDEX

Exhibit No.       Description of Exhibit

4.1  Restated Certificate of Incorporation of the Company
(incorporated by reference to the  Company's Registration
Statement on Form SB-2 (File No. 33-85836)).

4.2  Amended and Restated By-Laws of the Company
(incorporated by reference to the Company's Registration
Statement on Form SB-2 (File No. 33-85836)).

5. Opinion of Gary D. Peiffer, General Counsel of The Aegis Consumer Funding Group, Inc., regarding the legality of the securities being registered.

23.1 Consent of Ernst & Young LLP, independent certified public accountant.

23.2 Consent of Gary D. Peiffer, Esq. to the filing of his opinion (included in Exhibit 5).


24. Powers of Attorney (included on the signature page of this Registration Statement).

Exhibit 5

The Aegis Consumer Funding Group, Inc.
525 Washington Blvd.
Jersey City, NJ  07310

February 27, 1997

The Aegis Consumer Funding Group, Inc.
525 Washington Blvd.
Jersey City, New Jersey 07310

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

The Aegis Consumer Funding Group, Inc., a Delaware corporation (the "Company"), is registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-8 (the "Registration Statement"), up to 1,750,000 shares (the "Shares") of common stock of the Company, par value $0.01 per share ("Common Stock"). The Shares consist of 1,000,000 shares of Common Stock which have been reserved for issuance upon exercise of stock options (the "1994 Stock Option Plan Shares") that have been granted under the Company's 1994 Stock Option Plan, as amended and restated (the "1994 Stock Option Plan") and 750,000 shares of Common Stock which have been reserved for issuance upon exercise of stock options (the "1996 Stock Option Plan Shares") that have been or may be granted under the Company's 1996 Stock Option Plan, as amended and restated (the "1996 Stock
Option Plan").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As General Counsel of the Company, I have general supervision over the Company's legal affairs. In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, (b) the 1994 Stock Option Plan, (c) the 1996 Stock Option Plan, (d) a specimen certificate evidencing the Common Stock, (e) the Restated Certificate of Incorporation of the Company, as presently in effect, (f) the Amended and Restated ByLaws of the Company, as presently in effect, (g) certain resolutions of the Board of Directors of the Company relating to, among other things, the 1994 Stock Option Plan and the 1996 Stock Option
Plan (collectively, the "Board Resolutions") and (h) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In examining documents executed or to be executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth below, I have assumed that (i) the certificates representing the 1994 Stock Option Plan Shares and the 1996 Stock Option
Plan Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me and (ii) prior to the issuance of any 1994 Stock Option
Plan Shares or 1996 Stock Option Plan Shares, the Company and the relevant optionee will have duly entered into stock option or similar agreements ("Agreements") in accordance with the Board Resolutions and the 1994
Stock Option Plan or the 1996 Stock Option Plan, as the case may be.

Based upon and subject to the foregoing, I am of the opinion that the 1994 Stock Option Plan Shares and the 1996 Stock Option
Plan Shares have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.


Very truly yours,


/s/ Gary D. Peiffer
Vice Chairman and
General Counsel

Exhibit 23.1

Consent of Ernst & Young LLP

The Board of Directors
The Aegis Consumer Funding Group, Inc.:

We consent to the incorporation by reference of our report dated August 14, 1996 with respect to the consolidated financial statements of The Aegis Consumer Funding Group, Inc. (the "Company") included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated by reference in the Registration Statement on Form S-8 and the related prospectus of the Company for the registration of 1,750,000 shares of its common stock pursuant to The Aegis Consumer Funding Group, Inc. 1994 Stock Option Plan and The Aegis Consumer Funding Group, Inc. 1996 Stock Option Plan.



/s/ Ernst & Young LLP

February 27, 1997